# EMPLOYMENT AGREEMENT

Employment Agreement (the "**Agreement**"), made and entered into this 20th day of June, 2018, by and between Discovery Technology International, Inc., a Delaware corporation (the "**Company**"), and Nicholas Copley (the "**Executive**").

**WITNESSETH:**

**WHEREAS**, the Company desires to hire the Executive and the Executive desires to become employed by the Company; and

**WHEREAS**, the Company and the Executive have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth herein.

**NOW, THEREFORE**, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. **Employment**. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, upon the terms and conditions set forth herein.

2. **Position and Duties**. During the Employment Term (as defined below), the Executive shall serve as the Vice President of Business Development of the Company, and shall have such responsibilities, duties and authority as may from time to time be assigned to the Executive by the Company's Chief Executive Officer (the "**CEO**"). The Executive shall perform his duties diligently and faithfully and shall devote all his working time and efforts to the business and affairs of the Company. The Executive shall, at all times during the Employment Term, report directly to the CEO. The Executive agrees to comply with and be subject to all of the Company's policies and procedures, including reasonable amendments to such policies and procedures adopted by the Company. Notwithstanding anything in this Agreement to the contrary, the Executive shall not be required to perform any duties or responsibilities that would result in a violation of, or noncompliance with, any law, regulation, regulatory pronouncement or any other regulatory requirement applicable to the Company and the conduct of the Company's business or to the Executive in his capacity as an employee of the Company. Due to the nature of the Executive's responsibilities and duties a significant amount of travel, including international travel, will be necessary to fulfill the requirements of the position.

3. **Employment Term**.

(a) The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term commencing on , , 2018 (the "**Effective Date**"). The Executive's employment hereunder may be earlier terminated in accordance with **Section 10** hereof, subject to the provisions of **Section 11** hereof. The period of time between the Effective Date and the termination of the Executive's employment hereunder shall be referred to herein as the "**Employment Term**."

NJC

4. **Compensation**.

(a) Place of Work. Executive may choose to remain as a permanent resident in the United Kingdom (UK).

(b) Base Salary. The Executive's base annual salary during the Employment Term shall be $180,000 per annum (the "**Base Salary**"), less mandatory statutory deductions and withholdings, if any, payable in accordance with the Company's normal payroll practices. If Executive remains as a permanent UK residence, then the Executive's base salary during the Employment Term shall be £150,000 pounds sterling. In the case Executive shall be responsible for local mandatory statutory deductions, withholdings and employment tax according to UK HMRC Foreign employer exemption guidelines until DTI establishes a legal presence in the UK.

(c) Benefits. Provided that the Executive meets the applicable eligibility requirements, the Executive shall be entitled to receive the same benefits as the Company provides to its other executives. The Company retains the right to implement, modify or discontinue these benefits at any time, with or without notice.

(d) Discretionary Bonus. Executive shall be eligible to receive an annual discretionary bonus ("Bonus") as, if and to the extent determined by the CEO. Such Bonus shall be payable in accordance with the Company's normal practices.

(e) Initial and Continuing Option Grant. Upon execution hereof, the Executive shall, be granted an initial equity grant of incentive stock options to acquire 80,000 shares of the Company's common stock, at an exercise price of [$1.25] per share. Such initial options shall be deemed to have vested immediately upon the Effective Date. The Executive shall be granted a continuing equity grant of incentive stock options to acquire 300,000 shares of the Company's common stock, at an exercise price of [$1.25] per share. Such continuing options shall vest over a period of four (4) years at a rate of 75,000 options per year upon each anniversary of the Executive's employment date. The Company shall review the Executive's grant of equity with the Executive on an annual basis beginning on the first anniversary of the Executive's employment and any additional continuing equity grants will be awarded contingent upon Company and Executive performance as a component of total Executive compensation.

(f) Vacation. Executive shall be entitled to an annual paid time off (PTO) of 30 days each year, accruing monthly on a pro rata basis. PTO is to be taken at such time or times as shall be mutually agreed upon between the Executive and the CEO. Executive shall also be entitled to customary leave time including national/state Holidays in accordance with normal Company policies then in effect, as may be amended from time to time.

(g) Relocation Reimbursement. The Company shall reimburse Executive for the reasonable out-of-pocket expenses incurred by Executive (subject to providing reasonable documentation to the Company thereof) in connection with (i) Executive's efforts to locate a principal residence in the Sarasota/Bradenton, Florida area and then relocating his family and possessions to such new residence (excluding real estate commissions, housing costs and mortgage expenses), and (ii) Executive's living expenses in Sarasota/Bradenton while he serves the Company prior to such relocation (which living expenses shall include lodging expenses at a

hotel designated by the CEO). All such reimbursements when combined shall not exceed $20,000.00 and shall be subject to the Company's prior receipt of written supporting documentation of such expenses. In the event Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive agrees to repay the Company any relocation expense received as follows; (i) 80% of relocation expenses received if employment is terminated within first year of relocation; (ii) 50% of relocation expenses received if employment is terminated within the second year of relocation.

5. **Business Expenses**. The Company shall reimburse the Executive for all reasonable and necessary economy travel, entertainment, and other business expenses that may be incurred in direct connection with the performance of the Executive's duties in accordance with reasonable policies adopted from time to time by the Company concerning expense reimbursement. Such expenses as are authorized for payment or reimbursement shall be paid for by the Company or reimbursed to the Executive only upon presentation to the Company of appropriate documentation reflecting such expenses.

6. **Confidentiality, Disclosure of Information**. The Executive and the Company have entered into Confidentiality and Inventions Assignment Agreement (the "**CDA Agreement**"), dated the date hereof, the terms of which are incorporated herein by reference.

7. **Non-Competition and Non-Solicitation**. The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Confidential Information (as defined in the CDA Agreement), customers and clients, and further acknowledges that during the course of the Executive's employment with the Company the Executive will have access to the Company's Confidential Information, and will be introduced to existing and prospective customers, clients and business partners of the Company. The Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, client or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, clients or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.

In recognition of the foregoing, the Executive covenants and agrees that, during the Employment Term, and for a period of one year thereafter (the "**Restriction Period**"):

(i) the Executive shall not, anywhere in the Territory (as defined below) without the prior written consent of the Company, directly or indirectly own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or make any financial investment in, or become employed by, or be connected in any manner with, or render (whether or not for compensation) any consulting, advisory or other services to or for the benefit of, any person, or otherwise engage in any business or activity, which directly or indirectly competes with the Business (as defined below) conducted by Company ; provided, however, that it shall not be a violation of this Agreement for the Executive to have beneficial ownership of less than 5% of the outstanding

amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system.

(ii) the Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent to do so from the Company.

(iii) the Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.

For purposes of this section of the Agreement, (i) "**Territory**" shall mean the US and Europe or any other state where the Company is conducting or has conducted Business during the term of this Agreement, and (ii) "**Business**" shall mean the business conducted by the Company within the field of piezoelectric motion control including the design and manufacturing of related devices.

8. **Provisions Necessary and Reasonable**. The Executive acknowledges that as an executive of the Company he has been placed in a position of confidence and trust with the customers, clients and employees of Company, and that, in connection with such services to Company, he has had and will have access to Confidential Information vital to the business of Company. The Executive further acknowledges that, in view of the nature of the business in which Company is engaged, the covenants in **Section 7** hereof are reasonable and necessary in order to protect the legitimate interests of Company and that violation of any thereof would result in irreparable injury to Company. Accordingly, the Executive consents and agrees that, if the Executive violates or threatens to violate any of such provisions, the Company shall be entitled to obtain from any court of competent jurisdiction, without the posting of any bond or other security, preliminary and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which Company may be entitled.

9. **Construction**. The Executive acknowledges that: (i) the enforcement of any of the provisions of any of **Sections 7** and **7** hereof (the "**Restrictive Covenants**") against the Executive would not impose any undue burden upon the Executive; and (ii) none of the Restrictive Covenants is unreasonable as to duration or scope. If, notwithstanding the foregoing, any provision hereof would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason (including, without limitation, any provision which may be held unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, such provision shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (and the court making any such determination as to any provision shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form in such jurisdiction only). If, notwithstanding the foregoing, any provision hereof would be held to be invalid, prohibited or unenforceable in any jurisdiction

for any reason, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction.

10. **Termination**.

(a) The phrase "**Termination of Employment**" shall mean that the Executive has incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("**Section 409A**"). In this regard, a Termination of Employment will occur when the Executive's services to the Company (and any related entity which is a service recipient within the meaning of Section 409A) have permanently decreased to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period.

(i) Death or Disability. In the event of the Executive's death or Disability (as defined below) during the Employment Term, the Executive's employment hereunder shall terminate. Upon a Termination of Employment by reason of the Executive's death or Disability, the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than for the Base Salary earned under this Agreement to the date of termination, reimbursement of corporate expenses incurred through the date of termination, and any payments or benefits due under Company policies or benefit plans which shall be paid within a reasonable time following death or Disability. For purposes of this Agreement, "**Disability**" shall mean that the Executive cannot perform the essential functions of the Executive's position, with or without a reasonable accommodation, by reason of physical or mental impairment or other similar causes for a continuous period of one hundred eighty (180) days.

(ii) Termination of Employment by the Company for Cause. The Company's CEO and or President (if different from CEO) may terminate the Executive's employment for Cause at any time, upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, "**Cause**" is defined as (i) the Executive's material breach of this Agreement; (ii) the Executive's conviction (after the exhaustion of all available appeals) of any felony or any crime involving moral turpitude; (iii) gross negligence or willful misconduct by the Executive in connection with the performance of his material duties hereunder; (iv) violation of the Noncompetition Agreement; (v) the Executive having illegal substances in the Executive's system, being impaired by alcohol, or using prescription medications in a manner other than that for which it is prescribed, while engaged in the performance of the Executive's duties for the Company; or (vi) the Executive's refusal to perform such duties reasonably requested in the ordinary course by the CEO; provided, however, that the Company shall give Executive thirty (30) days' after receipt by the Executive of written notice of "Cause" for his termination to cure prior to any termination for Cause based on the grounds specified herein, except in cases where the Executive is in breach of subsection (iv) hereof. In the event of a Termination of Employment by the Company for Cause, the Company

shall be obligated to continue to pay the Executive (i) the Base Salary due the Executive under this Agreement up to the Executive's termination date so long as the Executive continues to be ready, willing, and able to perform all of the Executive's duties in accordance with this Agreement; and (ii) reimbursement for corporate expenses.

(iii) Termination of Employment by the Company without Cause. The Company's CEO and or President (if different from CEO) may immediately terminate the Executive's employment without Cause upon written notice to the Executive. In the event of a Termination of Employment by the Company without Cause, the Company shall be obligated to continue to pay the Executive (i) the Base Salary due the Executive under this Agreement up to the Executive's termination date so long as the Executive continues to be ready, willing, and able to perform all of the Executive's duties in accordance with this Agreement; (ii) any formally declared bonuses; (iii) reimbursement for corporate expenses; and (iv) Severance Pay as defined herein.

(iv) Termination of Employment by the Executive for Good Reason. The Executive may terminate the Executive's employment for Good Reason at any time, provided that (i) the Executive has given specific written notice to the CEO of one or more of the conditions set forth below within thirty (30) days of the initial existence of the condition; (ii) the Company has at least thirty (30) days to effect or initiate and diligently work toward a cure; and (iii) no cure has been effected or initiated without diligent work toward a cure within thirty (30) days' of the written notice. For purposes of this Agreement, the term "**Good Reason**" shall mean any of the following: (i) a material diminution of the Executive's benefits from those defined in Section 4 or the Base Salary ; (ii) a material diminution in the Executive's authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report; (iv) a material diminution in the budget over which the Executive retains authority; (v) a material change in the geographic location at which the Executive must perform the Executive's duties for the Company; and (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement. In the event of any Termination of Employment for Good Reason by the Executive, the Company shall be obligated to continue to pay the Executive (i) the Base Salary due the Executive under this Agreement up to the Executive's termination date so long as the Executive continues to be ready, willing, and able to perform all of the Executive's duties in accordance with this Agreement; (ii) any formally declared bonuses; (iii) reimbursement for corporate expenses; and (iv) Severance Pay as defined herein.

(v) Termination of Employment by the Executive without Good Reason. The Executive may terminate the Executive's employment without Good Reason by with thirty (30) days' written notice to the CEO. In the event of a Termination of Employment by the Executive without Good Reason, the Company shall be obligated to continue to pay the Executive (i) the Base Salary due the Executive under this Agreement up to the Executive's termination date so

long as the Executive continues to be ready, willing, and able to perform all of the Executive's duties in accordance with this Agreement; and (ii) reimbursement for corporate expenses.

(vi) Mutual Termination. This Agreement may also be terminated by the mutual written agreement of the parties hereto upon such terms and conditions as they then establish provided that no such termination shall be permitted if the terms thereof would violate the provisions of Section 409A.

11. **Severance Pay.**

(a) In the event of a Termination of Employment by the Company without Cause or by the Executive for Good Reason, the Company agrees to continue the Executive's then current Base Salary for the remainder of the Employment Term or sixty (60) days, which ever shall be greater ("**Severance Pay**"). The Severance Pay shall be paid in accordance with the Company's normal payroll procedures and shall be less such amounts as are required to be withheld by law. As a condition of receiving the Severance Pay hereunder, the Executive will be required to execute a release agreement in a form acceptable to the Company on or before the payment commencement date.

(b) Notwithstanding anything contained herein to the contrary, in no event may the Company, the Executive, the Executive's beneficiaries, or any other party accelerate or further defer any payment of Severance Pay due under this Agreement. The Company shall have no obligation to provide the Severance Pay to the Executive in the event that the Company terminates the Executive for Cause or the Executive terminates this Agreement without Good Reason.

12. **Mutual Non-Disparagement**. During the Employment Term and thereafter, neither the Executive nor the executive officers and directors of the Company shall in a public forum (including but not limited to the Internet, lectures, to the media, published material, to analysts or in comparable forums) criticize, denigrate or speak adversely of the Executive, Company or any of its affiliates or any of its or its affiliates' directors, officers, managers or employees.

13. **Successors; Binding Agreement**. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die, all amounts due following the Executive's death, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there is no such designee, to the Executive's estate.

14. **Notice**. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered by personal delivery, (ii) five (5) business days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (iii) upon confirmation of delivery if sent by Federal Express or

similar nationally recognized overnight courier fees prepaid, or (d) upon the appropriate media confirmation of receipt if sent by facsimile or email, addressed as follows:

If to the Executive:

Nicholas Copley
Beaconsgate, Harcombe
Sidmouth, Devon
EX100PR UK
Telephone: +44 (0) 7384 248751 (M)
+44 (0) 1395 597187 (H)
Email:nic.copley@googlemail.com

If to the Company:

Discovery Technology International, Inc.
6968 Prefessional Pkwy E.
Sarasota, FL 34240
Attention: Mark Broderick
Telephone: 941 907 4444
Email: mbroderick@dtimotors.com

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. **Amendments**. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the CEO. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to the Company.

16. **Severability**. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and affect.

17. **Arbitration; Jurisdiction; Governing Law**.

(i) The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising, directly or indirectly, pursuant to, out of or under this Agreement, shall be resolved solely and exclusively by final and binding arbitration pursuant to the rules of the American Arbitration Association ("**AAA**"). Arbitration must be demanded within ten (10)

calendar days of the time when the demanding party knows or should have known of the event or events giving rise to a claim. The arbitration opinion and award shall be final and binding on all the parties hereto and shall be enforceable by any court. In the event of any such arbitration proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount determined by the arbitrators.

(ii) The parties hereto hereby expressly and irrevocably agree that any arbitration arising directly or indirectly out of or under this Agreement, shall be brought solely and exclusively in Sarasota, Florida. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such arbitration proceeding and any defense or lack of in personam jurisdiction with respect thereto.

(iii) This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware without regard to the conflicts of laws principles thereof.

18. **Counterparts**. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart thereof.

19. **Survivorship**. The respective rights and obligations of the parties to this Agreement shall survive the termination of this Agreement or the Executive's employment hereunder for any reason to the extent necessary to the intended preservation of such rights and obligations.

20. **Representation**. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations hereunder shall not violate any agreement between the Company and any other person, firm or organization.

21. **Entire Agreement**. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

22. **Headings**. The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

23. **Compliance with Section 409A**. This Agreement shall at all times be administered, and the provisions of this Agreement shall be interpreted consistent with, the requirements of Section 409A, and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

**IN WITNESS WHEREOF**, the parties have executed this Agreement as of the date and year first above written.

**DISCOVERY TECHNOLOGY INTERNATIONAL, INC.**

Dated: June __, 2018

By:______________________________
Name: Mark P. Broderick
Title: President & CEO

Dated: June 20th, 2018

______________________________
Nicholas Copley